SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                 _______________________________

                           FORM 8-A/A
                         Amendment No. 2
AMENDING FORM 8-A, DATED JULY 23, 1997, AS AMENDED IN ITS ENTIRETY
       BY AMENDMENT NO. 1 TO FORM 8-A, DATED JULY 22, 1998

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                        CIGNA CORPORATION
     ________________________________________________________________
     (Exact name of registrant as specified in its charter)


          Delaware                                  06-1059331
     ________________________________________________________________
     (State of incorporation or organization)    (I.R.S.Employer
                                                  Identification No.)

          One Liberty Place               Philadelphia, PA 19192-1550
     ________________________________________________________________
     (Address of principal executive offices)        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                   Name of each exchange
Title of each class                on which each such class
to be so registered                is to be registered
-------------------                ------------------------
Rights to Purchase Preferred       New York StockExchange
Stock, $1.00                       Philadelphia Stock Exchange
par value per share                Pacific Exchange


     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. /x/

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. / /

     Securities Act registration statement file number to which this form relates:_________________ (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

                              None
------------------------------------------------------------------------
                        (Title of Class)

     This Amendment No. 2 to Form 8-A amends and supplements the Form 8-A filed on July 23, 1997 by CIGNA Corporation, a Delaware corporation (the "Company"), as amended in its entirety on July 22, 1998 (the "Form 8-A"), with respect to the Rights Agreement, dated as of July 23, 1997, as amended and restated on July 22, 1998 (the "Rights Agreement") between the Company and First Chicago Trust Company of New York (the "Rights Agent").

     Item 1 of the Form 8-A is hereby amended and supplemented as follows:

Item 1.  Description of Securities to be Registered.
         -------------------------------------------

     On December 14, 1998, the Company and the Rights Agent executed Amendment No. 1 to the Rights Agreement (the "Amendment"). The Amendment modifies the terms of the rights registered on the Form 8-A to eliminate the requirement that certain actions with respect to the rights, including redeeming or exchanging the rights, amending the Rights Agreement and determining what constitutes a "Permitted Offer" under the Rights Agreement, be approved by a majority of "Disinterested Directors" (as defined in the Rights Agreement).

     The Amendment is attached hereto as Exhibit 1 and incorporated herein by reference. The above summary description of the Amendment is qualified in its entirety by reference to the Amendment. The description and terms of the rights are set forth in the Rights Agreement, as amended by the Amendment.



Item 2.  Exhibits
         --------
          1. Amendment No. 1, dated as of December 14, 1998 to the Amended and Restated Rights Agreement, dated as of July 22, 1998, between CIGNA Corporation and First Chicago Trust Company of New York, as Rights Agent.


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

                                  SIGNATURE



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to its registration statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.


                              CIGNA CORPORATION

                                   /s/ Carol J. Ward
                              By:  ________________________
                                   Carol J. Ward
                                   Corporate Secretary

Dated:  December 14, 1998

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